ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Provides Divestiture, Hedging and Operational Update

San Antonio (September 20, 2016) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today provided the following divestiture, hedging and operational update.

Divestiture Update
In Abraxas’ Gulf Coast region, the Company recently signed a definitive agreement and closed on the sale the Company’s Portilla field and associated surface acreage for net proceeds of approximately $13 million. The assets sold produced approximately 145 boepd (127 barrels of oil per day, 112 mcf of natural gas per day) on average during the month of June, 2016. The effective date of this transaction is June 1, 2016. Proceeds will be used to pay down the Company’s credit facility to approximately $88 million.

In Pecos County, Texas, the Company recently signed a contract to sell the Company’s 12,178 acre surface ranch and ½ of the Company’s minerals on the property for gross proceeds of $6.7 million. The contract is currently in the 30-day option period. Abraxas will retain the remaining ½ of the Company’s current mineral interest. Abraxas expects this transaction to close in November, 2016. Upon closing, proceeds from the sale will be used to further reduce borrowings on the Company’s credit facility.

Hedging
Prior to the recent pullback in oil prices, Abraxas added additional oil hedges in 2017 and 2018. Abraxas’ updated hedge schedule is as follows:

	Q3 2016	Q4 2016	2017	2018
Oil Swaps (bbls/day)	1948	2500	2401	1796
NYMEX WTI (1)	$39.04	$43.25	$54.53	$47.48

(1) Straight line average price

Williston Basin
At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, the Stenehjem 10H-15H wells have been successfully fracture stimulated and are currently flowing back at very encouraging rates. Specifically, the six wells have been on for 17-32 days and averaged 1,131 boepd (861 barrels of oil per day, 1,619 mcf of natural gas per day)] (1) over their first 15 days of production. Abraxas owns a working interest of approximately 78% in Stenehjem 10H-15H.

Austin Chalk
At Abraxas’ Jourdanton prospect in Atascosa County, Texas, the Bulls Eye 101H was successfully completed with a 31 stage fracture stimulation. The well is currently in the very early stages of flowback. Abraxas owns a 100% working interest in the Bulls Eye 101H.

Permian
In Ward County Texas, Abraxas is currently drilling the lateral of the Caprito 99-101H at a depth below 12,000 feet toward an objective of 15,600 feet. Abraxas plans to complete this well in late October. Abraxas owns a 100% working interest in the Caprito 99-101H.

Upcoming Presentations

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

Bob Watson, President and CEO of Abraxas, will be presenting at the Johnson Rice Energy Conference in New Orleans on Wednesday, September 21, 2016 at 1:30 PM CT.

Mr. Watson and Geoff King, VP and CFO of Abraxas, will be presenting at IPAA OGIS San Francisco on Monday September 26, 2016 at 3:10 PM PT. A webcast of this presentation will be accessible on the investor relations portion Company’s website at www.abraxaspetroleum.com or by accessing the following link http://www.investorcalendar.com/IC/CEPage.asp?ID=175280.

Mr. Watson commented, “Abraxas continues to rationalize the Company’s portfolio with the ultimate goal of focusing the Company’s asset base to the Permian, South Texas and Williston Basin. Although the Portilla Field was a productive asset for us over our 23 years of ownership, it no longer fits with our focus on unconventional resources in these three key regions. We would like to thank our employees in the region for their years of dedicated service to Abraxas and wish them luck as the new operator continues with the development of the asset.”

“We are currently benefiting from significant flush production driven by our six Bakken completions which is pushing our volumes to over 8,000 boepd. Over the course of 2016, we have now sold approximately 188 boepd of production across four asset sales for proceeds of approximately $24.2 million(2). Although we are currently producing above expectations despite these asset sales, we are very early in the production histories of our recent completions. Thus, we will revisit our yearly guidance when our volumes stabilize.”

(1)	The production rates for each well do not include the impact of natural gas liquids and shrinkage at the processing plant and include flared gas.

(2)	Inclusive of proceeds expected on sale of Hudgins Ranch for $6.7 million.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in the Rocky Mountains, Permian Basin and South Texas.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com